Exhibit 99.1
Earthstone Energy Updates Operations and 2020 Production Guidance

Estimated 2Q20 Production of ~13,600 Boepd; All Operated Wells Returned to Production

The Woodlands, Texas, July 16, 2020 - Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”, the “Company”, “our” or “we”), today provided an update to its operations and 2020 production guidance.

Following the previously announced production curtailments for May 2020 due to historically low oil prices, beginning in June, the Company commenced returning all of its shut-in and curtailed operated wells to full production, which are currently producing at nearly 100% of capacity. Earthstone estimates that total net production was curtailed by approximately 60% in May, with minimal volumes curtailed in April and June. The Company estimates average production for the second quarter of 2020 to be approximately 13,600 Boepd (65% oil). Assuming no further curtailments are warranted, average daily production for full year 2020 is expected to be 13,000 - 14,000 Boepd.

Management Comments:
Robert J. Anderson, President and Chief Executive Officer of Earthstone, stated, “As oil prices improved considerably since we made the decision in late April to curtail significant operated production, we initiated a concentrated effort to return wells to full production in June. We are close to 100% of production capacity on our operated properties with very little non-operated production curtailed. We have seen no adverse effects from the short-term curtailment and have experienced no significant costs in restoring production. With production returned to full capacity, we are well positioned to start the second half of the year with strong production.

“We appreciate the dedication of our field staff efficiently returning wells to production with little to no incremental expense while adhering to our rigorous safety protocols. We are continuing to carefully manage costs and spending while closely monitoring the oil price outlook to drive our operating plans for the balance of the year. We expect to maintain approximately flat year over year production in 2020 compared to 2019 with no further drilling or completion activity this year. Further, depending on the timing, we anticipate the completion of our eleven drilled but uncompleted wells would enable us to hold production relatively flat again for full year 2021 with only the completion capital expenditures on these eleven wells.

Mr. Anderson commented further, “Our focus will remain on generating free cash flow(1), which we expect to be substantial in the second, third and fourth quarters of this year. This will allow us to further reduce debt and position us to achieve our objective of a leverage ratio below 1x Net Debt to Adjusted EBITDAX at year-end 2020. Given the strength of our hedge position, low cost operations, ability to maintain stable year-over-year production through 2021 with only a modest capital program, relatively low leverage and ample liquidity, we are confident in our ability to remain financially strong and take advantage of future consolidation opportunities as the distressed situations increase.”

Operational Update

In late May, we concluded our 2020 drilling program and released our contracted rig operating in the Midland Basin. During the first half of the year, we drilled a total of five wells in our Hamman Upton project along with six wells in Ratliff pad, all located in Upton County. The Company now has a total of 11 gross / 9.7 net operated wells drilled and waiting on completion, with no near-term completion plans.

As previously disclosed, we completed three wells in southeast Reagan County in late March and brought them online in April, prior to shutting the wells in for the duration of the month of May. The two Wolfcamp B Lower wells achieved average peak 27-day production rate of 1,617 Boepd (85% oil) prior to being shut-in (also previously disclosed). The Wolfcamp B Upper well, which was cleaning up when the wells were shut-in for the month of May, has averaged 1,483 Boepd (84% oil) over 27 days since having been brought back online in mid-June.

Updated 2020 Guidance
The Company’s 2020 capital budget and Cash G&A guidance remain unchanged. We currently assume no additional operated or non-operated wells will be drilled or completed in 2020 but will continue to monitor market conditions and consider adjusting our plan appropriately. We anticipate providing additional updated cost guidance in conjunction with the release of our second quarter earnings.

2020 Capital Expenditures	$ millions (Net)	Gross / Net Operated Wells Drilled & Awaiting Completion	Gross / Net Operated Wells On Line	Net Non-Operated Wells On Line
Drilling and Completions	$45 – 55	11 / 9.7	3 / 3.0	3.1
Land / Infrastructure	5
2020 Total Capital Expenditures	$50 – 60

2020 Average Daily Production (Boepd)	13,000 – 14,000
% Oil	61% – 62%
% Liquids	81% – 82%

2020 Cash G&A ($mm)	$15.5 – $16.5
(1) As used in this news release, “free cash flow”, a non-GAAP measure, means Adjusted EBITDAX (a non-GAAP measure), less interest expense, less accrual-based capital expenditures. As used in this news release “Adjusted EBITDAX” , a non-GAAP measure means net income plus, when applicable, accretion of asset retirement obligations; impairment expense; depletion, depreciation and amortization; interest expense, net; transaction costs; loss (gain) on sale of oil and gas properties; unrealized (gain) loss on derivatives; stock-based compensation; and income tax expense.

Note: Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond Earthstone’s control. See “Forward-Looking Statements” section below.

About Earthstone
Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in developing and operating oil and gas properties. The Company’s primary assets are located in the Midland Basin of west Texas and the Eagle Ford trend of south Texas. Earthstone is traded on the NYSE under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,”

“believes,” “intends,” “anticipates,” “plans,” “estimates,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Earthstone’s annual report on Form 10-K for the year ended December 31, 2019, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Mark Lumpkin, Jr.
Executive Vice President - Chief Financial Officer
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
mark.lumpkin@earthstoneenergy.com

Scott Thelander
Vice President of Finance
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
scott@earthstoneenergy.com